Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / AUSTIN, TEXAS 78701 / (800) 852-1422

TEL OFFSHORE TRUST ANNOUNCES PARTIAL SALE OF ROYALTY INTEREST

AUSTIN, TEXAS OCTOBER 27, 2011—TEL OFFSHORE TRUST (the “Trust”) announced that TEL Offshore Trust Partnership (the “Partnership”) has consummated the sale of 20% of the Partnership’s overriding royalty interest (the “Royalty”) in certain oil and gas properties located offshore Louisiana (the “Royalty Properties”).  The entire Royalty is equivalent to a 25% net profits interest in the Royalty Properties.  The principal asset of the Trust consists of a 99.99% interest in the Partnership.  In turn, the principal asset of the Partnership is the Royalty.  The Partnership has retained an 80% interest in the Royalty.  The sale generated $1,600,000 in gross proceeds and occurred as part of the previously announced formal auction process for the Royalty.  The Trust expects to receive promptly from the Partnership a distribution of approximately $1,485,851, representing 99.99% of the net proceeds from the sale of $1,486,000.  The Trust will use such net proceeds solely for the payment of expenses of the Trust.

The sale was made to RNR Production, Land and Cattle Company, Inc. (“Purchaser”), which initially required a minimum purchase of 25% of the Royalty.  The Partnership has agreed with Purchaser that if the Partnership elects to sell, or market for sale, any portion of the Royalty on or prior to December 31, 2012, Purchaser will have the option to acquire such percentage interest, up to an additional 5% of the entire Royalty, for a sales price equivalent to the product of $80,000 times the percentage interest acquired.  In order to exercise the option, Purchaser would have to provide the Partnership notice of such exercise within 10 days following the Partnership’s notice to Purchaser of such proposed sale.

Chevron U.S.A. Inc. (“Chevron”), as the managing general partner of the Partnership, engaged EnergyNet.com, Inc. to conduct the marketing process and the related open auction for the Royalty.  EnergyNet.com, Inc. is a FINRA-registered broker dealer that provides marketing services to the oil and gas industry.  Under its engagement agreement, EnergyNet.com, Inc. is entitled to a 4% commission on the $1,600,000 sale price.  The entire Royalty was marketed for sale; however, the Partnership reserved the right to sell all or only a portion of its interest in the Royalty.

On October 7, 2008, the Trust announced that production from the two most significant Royalty Properties had ceased following damage inflicted by Hurricane Ike in September 2008.  The Trust has not received a distribution associated with net proceeds from the Royalty since December 2008.  Consequently, the Trust has not been able to make a distribution to holders of Trust units for eleven consecutive quarters, or since January 9, 2009.  Production at Ship Shoal 182/183 recommenced in the second half of 2009.  The platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike, and Chevron is continuing to complete the plugging and abandonment of such wells.  Chevron is in the process of redeveloping Eugene Island 339, and has entered into a farmout agreement with a third party to conduct that redevelopment; however, there is no obligation for Chevron or such third party to continue to pursue such redevelopment.

The Trust’s source of capital is the Trust’s share of the net proceeds from the Royalty Properties under the terms of the Royalty.  However, there are not likely to be distributable net proceeds from the Royalty Properties for the foreseeable future.  Because of the lack of receipt of net proceeds, prior to the sale to Purchaser, the Trust did not have sufficient cash flow to pay expenses on a current basis.  As has been previously disclosed by the Trust at various times, in March 2011, the trustees provided notice to Chevron that the Trust needed funds to pay for liabilities of the Trust and the trustees thereby instructed Chevron to effect a sale of interests in the Royalty.

This press release contains forward-looking statements.  Although the managing general partner of the TEL Offshore Trust Partnership has advised the Trust that the managing general partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The Working Interest Owners of the Royalty Properties alone control historical operating data, and handle receipt and payment of funds relating to the Royalty Properties and payments to the Partnership for the related Royalty.  The trustees of the Trust cannot assure that errors or adjustments by such Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the timing of capital expenditures, if any, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the valuation, terms and conditions of any potential sales of the Royalty and Royalty Properties, and other factors described in the Trust’s Form 10-K for 2010 under “Item 1A. Risk Factors” and in the Trust’s Form 10-Q for the quarterly period ended June 30, 2011 under “Part II, Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors.  The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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